Exhibit 99.1

Kintara Therapeutics Announces Fiscal 2023 Year Financial Results and Provides Corporate Update

SAN DIEGO, September 18, 2023/PRNewswire/ -- Kintara Therapeutics, Inc. (Nasdaq: KTRA) (“Kintara” or the “Company”), a biopharmaceutical company focused on the development of new solid tumor cancer therapies, today announced financial results for its fiscal year ended June 30, 2023 and provided a corporate update.

RECENT CORPORATE DEVELOPMENTS

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Awarded a $2.0 million Small Business Innovation Research (SBIR) grant from the National Institutes of Health (NIH) to support the clinical development of REM-001, a second-generation photodynamic therapy (PDT) photosensitizer agent for the treatment of cutaneous metastatic breast cancer (CMBC). (June 2023)

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Hosted a Key Opinion Leader (KOL) event featuring Patrick Y. Wen, M.D. (Harvard Medical School) and John de Groot, M.D. (UCSF Health) who discussed the current treatment landscape for patients suffering from glioblastoma (GBM), the most common and lethal form of brain cancer, along with Kintara's potential treatment solution with VAL-083, a potential first-in-class small molecule chemotherapeutic. (August 2023)

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Announced that the Company will be presenting a poster at the 2023 European Association of Neuro-Oncology (EANO) Annual Meeting taking place in Rotterdam, Netherlands, September 21-24, 2023. The presentation will include data from its lead program, VAL-083, for the treatment of recurrent GBM. (September 2023)

“We are looking forward to presenting additional compelling VAL-083 data at the EANO Annual Meeting later this month and continue to anticipate announcing top-line data in the international registrational GBM AGILE Study before the end of calendar 2023,” commented Robert E. Hoffman, Kintara’s President and Chief Executive Officer. “We were thrilled to be awarded a $2.0 million grant from the NIH to support the further development of REM-001 in CMBC and expect to enroll the first patient in our planned 15-patient study in the fourth quarter of calendar year 2023.”

SUMMARY OF FINANCIAL RESULTS FOR FISCAL YEAR 2023 YEAR ENDED JUNE 30, 2023

As of June 30, 2023, Kintara had cash and cash equivalents of approximately $1.5 million.

For the year ended June 30, 2023, Kintara reported a net loss of approximately $14.6 million, or $9.27 per share, compared to a net loss of approximately $22.7 million, or $25.80 per share, for the year ended June 30, 2022. The decreased net losses for the year ended June 30, 2023 compared to the year ended June 30, 2022 was largely due to lower research and development expenses, primarily lower clinical development costs. General and administrative costs were also lower during the same period primarily due to reduced level of staffing.

Selected Balance Sheet Data (in thousands)

	June 30, 2023	June 30, 2022
	$	$
Cash and cash equivalents	1,535	11,780
Working capital	188	9,268
Total assets	3,979	15,948
Total stockholders’ equity	731	11,795

Selected Statement of Operations Data (in thousands, except per share data)

For the year ended

	June 30,	June 30,
	2023	2022
	$	$
Research and development	9,311	15,173
General and administrative	5,485	7,509
Other income	(147)	(21)
Net loss for the year	(14,649)	(22,661)
Series A Preferred cash dividend	(8)	(8)
Series C Preferred stock dividend	(362)	(2,462)
Net loss for the period attributable to common stockholders	(15,019)	(25,131)
Basic and fully diluted weighted average number of shares	1,620	974
Basic and fully diluted loss per share	(9.27)	(25.80)

Kintara’s financial statements as filed with the U.S. Securities Exchange Commission can be viewed on the Company’s website at: http://ir.kintara.com/sec-filings.

ABOUT KINTARA

Located in San Diego, California, Kintara is dedicated to the development of novel cancer therapies for patients with unmet medical needs. Kintara is developing two late-stage therapeutics for clear unmet medical needs with reduced risk development programs. The two programs are VAL-083 for glioblastoma (GBM) and REM-001 Therapy for cutaneous metastatic breast cancer (CMBC).

VAL-083 is a ‘first-in-class’, small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers, including central nervous system (e.g., brain tumors), ovarian and other solid tumors (e.g., NSCLC, bladder cancer, head and neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on Kintara's internal research programs and these prior NCI-sponsored clinical studies, Kintara is currently advancing VAL-083 in the Global Coalition for Adaptive Research registrational Phase 2/3 clinical trial titled Glioblastoma Adaptive Global Innovative Learning Environment (GBM AGILE) Study to support the development and commercialization of VAL-083 in GBM.

Kintara also has a proprietary, late-stage photodynamic therapy platform that holds promise as a localized cutaneous, or visceral, tumor treatment as well as in other potential indications. REM-001 Therapy, which consists of the laser light source, the light delivery device, and the REM-001 drug product, has been previously studied in four Phase 2/3 clinical trials in patients with CMBC who had previously received chemotherapy and/or failed radiation therapy. In CMBC, REM-001 has a clinical efficacy to date of 80% complete responses of CMBC evaluable lesions and an existing robust safety database of approximately 1,100 patients across multiple indications.

For more information, please visit www.kintara.com or follow us on X at @Kintara_Thera, Facebook and Linkedin.

SAFE HARBOR STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the status of the Company's clinical trials and the GBM AGILE Study. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the outcome of the Company’s clinical trials and the GBM AGILE Study; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies; global unrest; and the continued impact of the COVID-19 pandemic. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended June 30, 2023, the Company's Quarterly Reports on Form 10-Q, and the Company's Current Reports on Form 8-K.

CONTACTS

Investors
LifeSci Advisors
Mike Moyer, Managing Director
617.308.4306
mmoyer@lifesciadvisors.com

Media Inquiries
David Schull or Ignacio Guerrero-Ros, Ph.D.
Russo Partners
858.717.2310
646.942.5604
david.schull@russopartnersllc.com
ignacio.guerrero-ros@russopartnersllc.com